                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-67665

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 16, 1999)

                                  $100,000,000

                                     [LOGO]

                           KEY ENERGY SERVICES, INC.

                              8 3/8% SENIOR NOTES
                                    DUE 2008
---------------------------------------------------------

This is an offering by Key Energy Services, Inc. of $100,000,000 of its 8 3/8% Senior Notes due 2008. Interest on the notes is payable on September 1 and March 1 of each year, beginning September 1, 2002. The notes will mature on March 1, 2008.

We and the subsidiary guarantors have $175,000,000 principal amount of our existing 8 3/8% Senior Notes due 2008 issued and outstanding that have substantially identical terms to the notes offered by this prospectus supplement. We and the subsidiary guarantors have agreed to make an offer to exchange the existing 8 3/8% Senior Notes for additional notes of the same series as the notes offered by this prospectus supplement.

We may redeem all or part of the notes on or after March 1, 2005. Before
March 1, 2004, we may redeem up to 35% of the aggregate principal amount of the notes, including any notes issued in exchange for our existing 8 3/8% Senior Notes from the proceeds of certain equity offerings. Redemption prices are set forth under "Description of Notes--Optional Redemption." For a discussion of the tax consequences of this offering, see "Certain United States Federal Income Tax Considerations."

The notes will be our senior unsecured obligations, and will be guaranteed by most, but not all, of our subsidiaries on a senior unsecured basis. The notes and guarantees will rank senior to our existing and future subordinated indebtedness and equally with any of our existing and future unsecured senior indebtedness, including our existing 8 3/8% Senior Notes. The notes will be effectively subordinated to any of our and the subsidiary guarantors' secured indebtedness to the extent of the value of the security for that indebtedness. In addition, the notes will be effectively subordinated to any indebtedness of our non-guarantor subsidiaries.

     INVESTING IN THE NOTES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE S-7.
--------------------------------------------------------------------------------

                                                               PER NOTE             TOTAL
                                                              ----------         ------------
Public Offering Price.......................................  101.5000%          $101,500,000
Underwriting Discount.......................................    1.5000%          $  1,500,000
Proceeds to Key.............................................    100.00%          $100,000,000

Interest on the notes will accrue from March 1, 2002.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We expect to deliver the notes on or about March 1, 2002, subject to conditions.
--------------------------------------------------------------------------------

            LEHMAN BROTHERS                               BEAR, STEARNS & CO. INC.
       SOLE BOOK-RUNNING MANAGER                             JOINT LEAD-MANAGER
                                      FIRST ALBANY CORPORATION

FEBRUARY 22, 2002

    This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes.

    You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus supplement and the accompanying prospectus are an offer to sell only the notes offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
                        PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...............................     S-3
The Offering................................................     S-5
Risk Factors................................................     S-7
Ratio of Earnings to Fixed Charges..........................    S-12
Use of Proceeds.............................................    S-12
Capitalization..............................................    S-13
Description of Notes........................................    S-14
Certain United States Federal Income Tax Considerations.....    S-52
Underwriting................................................    S-57
Legal Matters...............................................    S-58
Experts.....................................................    S-58

                              PROSPECTUS
Where You Can Find More Information.........................       3
Key Energy Services, Inc....................................       4
Ratio of Earnings to Fixed Charges..........................       6
Forward-looking Statements..................................       7
Risk Factors................................................       7
Use of Proceeds.............................................      11
Plan of Distribution........................................      12
Description of Debt Securities..............................      14
Description of Capital Stock................................      19
Description of Warrants.....................................      20
Legal Matters...............................................      20
Experts.....................................................      20

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, THE DOCUMENTS INCORPORATED BY REFERENCE AND THE OTHER DOCUMENTS TO WHICH WE REFER FOR A MORE COMPLETE UNDERSTANDING OF THIS OFFERING.

                           KEY ENERGY SERVICES, INC.

    Based on available industry data, we are the largest onshore, rig-based well servicing contractor in the world. We provide a complete range of well services to major oil companies and independent oil and natural gas production companies, including:

    - rig-based well maintenance, workover, completion, and recompletion services (including horizontal recompletions);

    - oilfield trucking services; and

    - ancillary oilfield services.

    We conduct well servicing operations onshore internationally in Argentina and Ontario, Canada and in the following regions of the continental United
States:

    - Gulf Coast (including South Texas, Central Gulf Coast of Texas and South Louisiana);

    - Permian Basin of West Texas and Eastern New Mexico;

    - Mid-Continent (including the Anadarko, Hugoton and Arkoma Basins and the ArkLaTex region);

    - Four Corners (including the San Juan, Piceance, Uinta, and Paradox
      Basins);

    - Eastern (including the Appalachian, Michigan and Illinois Basins);

    - Rocky Mountains (including the Denver-Julesberg, Powder River, Wind River, Green River and Williston Basins); and

    - California (the San Joaquin Basin).

    We are also a leading onshore drilling contractor and conduct land drilling operations in a number of major domestic producing basins, as well as in Argentina and in Ontario, Canada. In addition to our other businesses, we also produce and develop oil and natural gas reserves in the Permian Basin region and Texas Panhandle.

    We have built our leadership position in part through the acquisition of small, regional well service companies. We have also implemented a strategy, which has also contributed to our position within the industry, to:

    - improve our balance sheet and reduce our level of debt;

    - build strong customer relationships by offering a broad range of equipment and services that will meet most of our customer's needs at the wellsite;

    - maximize utilization of our rig fleet by actively refurbishing our rigs and related equipment; and

    - train and professionally develop our employees, with an emphasis on safety.

RECENT DEVELOPMENTS

    Most of our foreign revenues are derived from our operations in Argentina. For fiscal 2001, revenues from operations in Argentina were $48.5 million, which accounted for 5.6% of our total revenues for such period. For fiscal 2001, net income from operations in Argentina was $4.5 million. For the six months ended December 31, 2001, revenues from operations in Argentina were $21.3 million, which accounted for 4.6% of our total revenue for such period. We incurred a net loss of $1.3 million from our operations in Argentina for the same six-month period. Recently, Argentina has been negatively affected by volatile economic and political conditions. In December 2001, the Argentine government announced that it would restrict bank account withdrawals and would not service its public sector debt. In addition, in January 2002, the Argentine government abandoned its decade-old fixed peso-dollar exchange rate and created a dual exchange rate system. As a result of this abandonment of the fixed peso-dollar exchange rate system, at December 31, 2001, we recorded a $1.8 million foreign currency transaction loss on our dollar-denominated accounts receivable and reduced our stockholders' equity by an additional $24.2 million due to foreign currency translation related to our net investment in our Argentine subsidiary. The Argentine government has also recently announced its intent to impose a 20% tax on oil exports effective March 1, 2002 or other taxes on production that would produce comparable tax revenues.

    We believe that all of these events will negatively affect oil production in Argentina, and accordingly will have a negative effect on demand for our services. The economic conditions in Argentina continue to be unstable and further devaluation of the Argentine peso may occur. We continue to evaluate the structure of our operations in Argentina, but we are currently unable to predict the effects that further instability in Argentina will have on our financial position.

                            ------------------------

    Our principal executive offices are located at 6 Desta Drive, Midland, Texas 79705, and our phone number is (915) 620-0300.

                                  THE OFFERING

ISSUER....................................  Key Energy Services, Inc., a Maryland corporation.
SECURITIES OFFERED........................  $100.0 million of 8 3/8% Series C Senior Notes due 2008.
SUBSIDIARY GUARANTORS.....................  All of our domestic subsidiaries with material operations will guarantee the notes. However, not all of
                                            our subsidiaries are guarantors. Our foreign
                                            subsidiaries, which operate in Argentina and Canada,
                                            will not guarantee the notes. If we cannot make payments
                                            on the notes when they are due, the guarantor
                                            subsidiaries must make them instead.
MATURITY DATE.............................  March 1, 2008.
INTEREST PAYMENT DATES....................  September 1 and March 1 commencing September 1, 2002.
OPTIONAL REDEMPTION.......................  At any time on or after March 1, 2005, we may redeem all or part of the notes at the redemption prices (expressed
                                            as percentages of principal amount) listed below, plus
                                            accrued and unpaid interest to the date of redemption,
                                            if redeemed during the 12-month period commencing on
                                            March 1 of the years set forth below:

                                                 YEAR                                REDEMPTION PRICE
                                                 ----                                ----------------
                                                 2005..............................      104.188%
                                                 2006..............................      102.094%
                                                 2007 and thereafter...............      100.000%

                                            Before March 1, 2004, we may redeem up to 35% of the
                                            aggregate principal amount of all the notes issued under
                                            the indenture pursuant to which the notes offered by
                                            this prospectus supplement are being issued at the
                                            redemption price of 108.375% of the principal amount,
                                            plus accrued and unpaid interest to the redemption date,
                                            with the net cash proceeds of one or more equity
                                            offerings, provided at least 65% of the aggregate
                                            principal amount of the notes issued remain outstanding
                                            after each redemption. See "Description of
                                            Notes--Optional Redemption."
CHANGE OF CONTROL.........................  If a change of control occurs, as described under
                                            "Description of Notes--Repurchase at the Option of
                                            Holders--Change of Control," each holder of notes will
                                            have the right to require us to purchase all or a
                                            portion of its notes at 101% of the principal amount,
                                            plus accrued and unpaid interest to the date of
                                            repurchase.
RANKING...................................  The notes will be our senior unsecured obligations, ranking equally with our existing and future senior
                                            unsecured indebtedness, including our existing 8 3/8%
                                            Senior Notes (which are referred to in this prospectus
                                            supplement as the Series B Notes). However, the notes
                                            will be effectively subordinated to all our secured
                                            indebtedness to the extent of the value of the security
                                            for that indebtedness. Assuming we had completed this
                                            offering on December 31, 2001 and applied the proceeds
                                            as described in "Use of Proceeds" and after giving
                                            effect to the items described under the heading
                                            "Capitalization," we would have had approximately
                                            $446.0 million of indebtedness outstanding on a
                                            consolidated basis (including the notes),

                                            approximately $24.3 million of which would have been
                                            secured indebtedness.
                                            The indenture will permit us and certain of our
                                            subsidiaries to borrow additional debt under one or more
                                            credit facilities, all of which could be secured and
                                            could therefore be effectively senior to the notes.
                                            Furthermore, the notes will be effectively subordinated
                                            to all indebtedness of our existing and future non-U.S.
                                            subsidiaries and any subsidiaries we designate as
                                            unrestricted subsidiaries because they will not
                                            guarantee the notes.
CERTAIN COVENANTS.........................  The indenture will limit our ability and the ability of our restricted subsidiaries to, among other things:
                                            - sell assets;
                                            - make restricted payments;
                                            - incur additional indebtedness;
                                            - issue or sell preferred stock of restricted
                                              subsidiaries;
                                            - create or incur liens;
                                            - place restrictions on distributions and other payments
                                            from restricted subsidiaries;
                                            - merge or consolidate with or transfer substantial
                                            assets to another entity;
                                            - engage in transactions with related persons;
                                            - engage in sale and leaseback transactions; or
                                            - engage in any business other than permitted
                                              businesses.
                                            These covenants are subject to exceptions and some of
                                            the covenants may be suspended before the notes mature
                                            if the notes attain an investment grade rating in the
                                            future and no event of default exists under the
                                            indenture. For more details, see "Description of
                                            Notes--Certain Covenants."
USE OF PROCEEDS...........................  We estimate the net proceeds from the offering will be approximately $99.7 million. We will use approximately
                                            $63.0 million of the net proceeds to repay in full our
                                            outstanding revolving indebtedness under our senior
                                            credit facility. The balance will be used for further
                                            debt retirement, acquisitions and general corporate
                                            purposes. See "Use of Proceeds."
EXCHANGE OFFER............................  We previously issued $175.0 million principal amount of
                                            Series B Notes, which are substantially identical to the
                                            notes offered under this prospectus supplement. We are
                                            obligated, within 60 days of the date of this prospectus
                                            supplement, to make an offer to all holders of the
                                            existing Series B Notes to exchange those notes for
                                            additional Series C Notes. That exchange offer will be
                                            made pursuant to an exemption from registration under
                                            the Securities Act. Assuming all holders of Series B
                                            Notes exchange them for Series C Notes, there will be an
                                            aggregate of $275.0 million of Series C Notes issued and
                                            outstanding. There can be no assurance that any holder
                                            of Series B Notes will exchange those notes for
                                            Series C Notes.

                                  RISK FACTORS

    YOUR INVESTMENT IN THE NOTES WILL INVOLVE RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BEFORE DECIDING TO PURCHASE ANY NOTES.

RISKS RELATING TO OUR BUSINESS

OUR BUSINESS IS DEPENDENT ON CONDITIONS IN THE OIL AND NATURAL GAS INDUSTRY, ESPECIALLY THE CAPITAL EXPENDITURES OF OIL AND NATURAL GAS COMPANIES.

    The demand for our services is primarily influenced by current and anticipated oil and natural gas prices. Prices for oil and natural gas historically have been extremely volatile and have reacted to changes in the supply of and demand for oil and natural gas (including changes resulting from the ability of the Organization of Petroleum Exporting Countries to establish and maintain production quotas for oil prices), domestic and worldwide economic conditions and political instability in oil producing countries. Weakness in oil and natural gas prices may cause lower equipment rates and lower utilization of available well service equipment. In addition, when oil and natural gas prices are weak, fewer wells are drilled, resulting in less drilling and less maintenance work for us. Additional factors that affect demand for our services include:

    - the level of development, exploration and production activity of, and corresponding spending by, oil and natural gas companies;

    - oil and natural gas production costs;

    - government regulation; and

    - conditions in the worldwide oil and natural gas industry.

    In addition, we anticipate that prices for oil and natural gas will continue to be volatile and affect the demand for and pricing of our services. Reductions in oil and natural gas prices can result in a reduction in the trading prices and value of our securities, even if the reduction in oil and natural gas prices does not affect our business generally. However, a material decline in oil or natural gas prices or exploration activities over a sustained period of time could materially adversely affect the demand for our services and, therefore, our results of operations and financial condition.

    Periods of diminished or weakened demand for our services have occurred in the past. Since the end of the first quarter of fiscal 2002 and continuing through the third quarter, we have experienced a decrease in the demand for our services. We believe this trend is due to an overall weakening of demand for onshore well services, which is attributable to lower prices for oil and natural gas and general economic uncertainty. If these conditions continue, or worsen, they could have a material adverse effect on our financial condition and results of operations. In light of these and other factors relating to the oil and natural gas industry, our historical operating results may not be indicative of future performance.

AN ECONOMIC DOWNTURN MAY ADVERSELY AFFECT OUR BUSINESS.

    The United States economy is currently believed to be in a recession. An economic downturn may cause reduced demand for petroleum-based products and natural gas. In addition, many oil and natural gas production companies often reduce or delay expenditures to reduce costs, which in turn may cause a reduction in the demand for our services during these periods. According to industry data, in July 2001, there were approximately 1,293 active drilling rigs in North America. As of December 2001, the number of active drilling rigs had been reduced to 928. The number of active drilling rigs may be indicative of demands for services such as those we provide. If the economic environment worsens, our business may be further adversely impacted.

WE HAVE PURSUED, AND WILL CONTINUE TO PURSUE, STRATEGIC ACQUISITIONS. OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE CANNOT EFFECTIVELY INTEGRATE ACQUIRED OPERATIONS.

    A component of our strategy includes acquiring complementary businesses. Acquisitions, including recent acquisitions and any acquisitions we make in the future, involve a number of risks and challenges including:

    - our ability to integrate acquired operations;

    - the potential loss of key employees and customers of the acquired companies; and

    - an increase in our expenses and working capital requirements.

    Any of these factors could adversely affect our ability to achieve anticipated levels of earnings and cash flows from our recent or future acquisitions or realize other anticipated benefits. Furthermore, competition from other potential buyers could reduce our acquisition opportunities or cause us to pay a higher price than we otherwise might pay.

OUR BUSINESS INVOLVES CERTAIN OPERATING RISKS, WE ARE PARTIALLY SELF-INSURED AND THE INSURANCE WE DO HAVE MAY NOT BE ADEQUATE TO COVER ALL LOSSES OR LIABILITIES WE MIGHT INCUR IN OUR OPERATIONS.

    Our operations are subject to many hazards and risks, including the following:

    - blow-outs;

    - reservoir damage;

    - loss of well control;

    - cratering;

    - fires;

    - damage to the environment; and

    - liabilities from accident or damage by our fleet of trucks.

    If these hazards occur they could result in suspensions of operations, damage to or destruction of our equipment and the property of others and injury or death to personnel.

    We self-insure to cover a portion of these liabilities. For losses in excess of our self-insurance limits, we maintain insurance from unrelated commercial carriers. However, our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations. There can be no assurance that our insurance will adequately protect us against liability from all of the hazards of our business. Moreover, we also are subject to the risk that we may not be able to maintain or obtain insurance of the type and amount we desire at a reasonable cost. If we were to incur a significant liability for which we were not fully insured it could have a material adverse effect on our financial position and results of operations.

RISKS RELATING TO THE NOTES

WE MAY NOT BE ABLE TO GENERATE ENOUGH CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS.

    Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    We cannot assure you that we will generate sufficient cash flow from operations, that currently anticipated operating improvements will be realized or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility and the notes, on commercially reasonable terms or at all.

WE ARE A HOLDING COMPANY AND CONDUCT A SUBSTANTIAL PORTION OF OUR OPERATIONS THROUGH OUR SUBSIDIARIES, WHICH MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

    We conduct a substantial portion of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries to us. Any payment of dividends, distributions, loans or other payments from our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries also will be contingent upon the profitability of our subsidiaries. If we are unable to obtain funds from our subsidiaries we may not be able to pay interest or principal on the notes when due, or to redeem the notes upon a change of control, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

FOLLOWING THIS OFFERING, WE COULD INCUR A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    On an as adjusted basis giving effect to the items described under the heading "Capitalization," this offering and the application of the proceeds as anticipated, we would have had $446.0 million of indebtedness outstanding at December 31, 2001. However, we will be permitted under our senior credit facility and the indenture governing the notes to incur additional debt, subject to certain limitations. If we incur additional debt following this offering, our increased leverage could, for example:

    - make it more difficult for us to satisfy our obligations under the notes or other indebtedness and, if we fail to comply with the requirements of the other indebtedness, could result in an event of default on the notes or such other indebtedness;

    - require us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures and other general business activities;

    - limit our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate activities;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - detract from our ability to successfully withstand a downturn in our business or the economy generally; and

    - place us at a competitive disadvantage against less leveraged competitors.

OUR DEBT INSTRUMENTS IMPOSE RESTRICTIONS ON US THAT MAY AFFECT OUR ABILITY TO SUCCESSFULLY OPERATE OUR BUSINESS.

    Our senior credit facility restricts us, and the terms of the indenture will restrict us, from taking various actions, such as:

    - incurring additional indebtedness;

    - paying dividends;

    - repurchasing junior indebtedness;

    - making investments;

    - entering into transactions with affiliates;

    - merging or consolidating with other entities; and

    - selling all or substantially all of our assets.

    In addition, our senior credit facility requires us to maintain certain financial ratios and satisfy certain financial condition tests, several of which become more restrictive over time and may require us to take action to reduce our debt or take some other action in order to comply with them. These restrictions also could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. We also may be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our senior credit facility and the indenture. A breach of any of these provisions will likely result in a default under the indenture governing the notes and under our senior credit facility that would allow those lenders to declare that indebtedness immediately due and payable. If we were unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders could initiate a bankruptcy or liquidation proceeding or proceed against any assets that serve as collateral to secure that indebtedness. Our assets may not be sufficient to repay that amount and the amounts due under the notes in full.

THE HOLDERS OF OUR SERIES B NOTES MAY OR MAY NOT ELECT TO EXCHANGE THEIR SERIES B NOTES FOR SERIES C NOTES.

    Although we are obligated to make an offer to exchange all of our outstanding Series B Notes for additional Series C Notes, we will not provide any incentive to the holders of our Series B Notes to exchange their notes for new Series C Notes. Accordingly, we cannot assure you that any of the holders of our Series B Notes will exchange their Series B Notes for Series C Notes. If the holders of the Series B Notes do not exchange their Series B Notes for Series C Notes, you may not experience the increased liquidity that could be associated with owning notes of a larger series. On the other hand, if all or substantially all of the holders of our Series B Notes do elect to exchange their Series B Notes for our Series C Notes, the former holders of Series B Notes will hold a majority of the outstanding principal amount of the Series C Notes. Therefore, these former holders of the Series B Notes will have the controlling vote with regard to all matters requiring the consent of holders owning a majority in aggregate principal amount of the Series C Notes. In addition, if we issue any other Series C Notes, the voting power of all existing Series C Note holders will be further diluted by such issuance.

IN THE EVENT OF OUR BANKRUPTCY OR LIQUIDATION, HOLDERS OF THE NOTES WILL BE PAID FROM ANY ASSETS REMAINING AFTER PAYMENTS TO ANY HOLDERS OF SECURED DEBT AND DEBT OF OUR NON-GUARANTOR SUBSIDIARIES.

    The notes will be general unsecured senior obligations of us and our subsidiary guarantors, and effectively subordinated to any secured debt that we may have in the future to the extent of the value of the assets securing that debt. As of December 31, 2001, as adjusted for the offering of the notes, our total secured indebtedness was approximately $24.3 million. The indenture permits us to incur additional secured indebtedness provided certain conditions are met. In addition, not all of our subsidiaries will guarantee the notes, which will be effectively subordinated to the liabilities of any of these non-guarantor subsidiaries. Specifically, none of our foreign subsidiaries will guarantee the notes.

    If we are declared bankrupt or insolvent, or are liquidated, the holders of our secured debt and any debt of our non-guarantor subsidiaries will be entitled to be paid from our assets before any payment may be made with respect to the notes. If any of the foregoing events occur, we cannot assure you that we will have sufficient assets to pay amounts due on our secured debt, the debt of our non-guarantor subsidiaries and the notes. As a result, holders of the notes may receive less, ratably, than the holders of secured debt or the debt of our non-guarantor subsidiaries in the event of our bankruptcy or liquidation.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

    If a change of control, as defined in the indenture, occurs we will be required to make an offer to purchase all the outstanding notes at a premium, plus any accrued interest to the date of purchase. In such a situation, we cannot assure you that we will have enough funds to pay for all of the notes that are tendered under the offer to purchase. If a significant amount of notes are tendered, we will almost certainly have to obtain financing to pay for the tendered notes; however, we cannot be sure we will be able to obtain such financing on acceptable terms, if at all. A change of control also may result in an event of default under our senior credit facility and agreements governing our future indebtedness and may result in the acceleration of that indebtedness, in which case we will be required to repay that indebtedness at the time of acceleration rather than at scheduled maturity. If that indebtedness is secured debt, we will be required to repay that debt to the extent of the value of the assets securing the debt before repurchasing the notes.

THE SUBSIDIARY GUARANTEES COULD BE DEEMED FRAUDULENT CONVEYANCES UNDER CERTAIN CIRCUMSTANCES, AND A COURT MAY TRY TO SUBORDINATE OR VOID THE SUBSIDIARY GUARANTEES.

    Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

    - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

       - was insolvent or rendered insolvent by reason of such incurrence; or

       - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

       - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

    In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

    - the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

    - it could not pay its debts as they become due.

YOUR ABILITY TO TRANSFER THE NOTES MAY BE LIMITED BY THE ABSENCE OF AN ACTIVE TRADING MARKET AND THERE IS NO ASSURANCE THAT ANY ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

    The notes are a new issue of securities for which there is no established public market. The underwriters have has informed us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are is not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions. Any disruptions in the market may adversely affect the prices at which you may sell your notes. In addition, after their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Our ratio of our earnings to fixed charges for each of the periods indicated is as follows:

                                                                     SIX MONTHS
                   FISCAL YEAR ENDED JUNE 30,                          ENDED
-----------------------------------------------------------------   DECEMBER 31,
        1997              1998       1999       2000       2001         2001
---------------------   --------   --------   --------   --------   ------------
2.52                      2.61         --         --       2.67          3.98

    The pro forma ratio of our earnings to fixed charges as adjusted for the effects of this offering for each of the periods indicated is as follows:

Year ended June 30, 2001....................................    2.71
Six months ended December 31, 2001..........................    3.79

    For these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expenses, amortization of debt issuance expenses and the portions of rentals and lease obligations representative of the interest factor. There was no preferred stock outstanding for any of the periods shown above. For the years ended
June 30, 1999 and 2000, earnings were insufficient to cover fixed charges by $78.9 million and $28.0 million, respectively.

                                USE OF PROCEEDS

    Our net proceeds from the sale of the notes are estimated to be approximately $99.7 million. Based on outstanding balances as of February 20, 2002, we intend to use approximately $63.0 million of the net proceeds to repay in full the revolver under our senior credit facility. The balance of the net proceeds will be used for further debt retirement, acquisitions or general corporate purposes. Our revolver currently bears interest at a weighted average annual rate of 4.27% and matures in September 2003.

                                 CAPITALIZATION

    This table sets forth our total capitalization as of December 31, 2001 and our capitalization as adjusted giving effect to (i) the redemption of a portion of our 14% senior subordinated notes and the related extraordinary loss on redemption, (ii) the net borrowings made under the revolver through the date hereof to effect the redemption and (iii) this offering and the application of the net proceeds from this offering.

                                                                              AS
                                                                ACTUAL     ADJUSTED
                                                              ----------   --------
                                                                 (in thousands)
Cash........................................................  $    7,966   $ 44,666
                                                              ==========   ========

Current maturities of long-term debt and capital leases.....  $    8,215   $  8,215
                                                              ----------   --------
Long-term debt, less current maturities
  Senior credit facility--Revolver(1).......................  $   25,000   $     --
  8 3/8% Senior notes.......................................     175,000    276,500
  9 3/8% Senior notes.......................................         246        246
  14% Senior subordinated notes, net of original issue
    discount(2).............................................     128,263     94,096
  5% Convertible subordinated notes.........................      50,352     50,352
  Capital leases............................................      16,227     16,227
  Other long-term debt......................................         408        408
                                                              ----------   --------
  Total long-term debt, less current maturities.............     395,496    437,829
                                                              ----------   --------
Total debt(3)...............................................  $  403,711   $446,044
                                                              ==========   ========
Stockholders' equity:
  Common stock, $.10 par value, 200,000,000 shares
    authorized, 108,371,945 shares issued...................  $   10,837   $ 10,837
  Additional paid-in capital................................     498,702    498,702
  Treasury stock, 416,666 shares............................      (9,682)    (9,682)
  Accumulated other comprehensive income....................     (23,993)   (23,993)
  Retained earnings (deficit)...............................      80,221     74,945
                                                              ----------   --------
    Total stockholders' equity..............................     556,085    550,809
                                                              ----------   --------
Total capitalization........................................  $  959,796   $996,853
                                                              ==========   ========

------------------------

(1) As of February 20, 2002, the principal amount outstanding under our revolver under our senior credit facility is $63.0 million.

(2) On January 14, 2002, we exercised our right of redemption for approximately $35.4 million principal amount of our 14% senior subordinated notes at a price of 114% of the principal amount plus accrued interest. This transaction resulted in an extraordinary loss of approximately
    $5.3 million, net of tax.

(3) Total long-term debt, including current maturities, as of February 20, 2002, is approximately $408.1 million.

                              DESCRIPTION OF NOTES

    You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Key Energy Services, Inc. and not to any of its subsidiaries.

    The Company will issue the Notes under an indenture, as supplemented by a supplemental indenture to be dated the date of the issuance of the Notes offered by this prospectus supplement (together, the "Indenture") among itself, the Guarantors and U.S. Bank National Association, a national banking association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

    The Notes will be issued only in fully registered form and will have substantially identical terms to the Company's existing Series B Notes. The Company will be required to offer to exchange its existing Series B Notes for additional Series C Notes. The purpose of the Company's offer to exchange its existing Series B Notes is to create a single series of debt securities having a total outstanding principal amount that is the combination of the Notes, the existing Series B Notes and any additional notes issued pursuant to the Indenture.

    The following description is a summary of the material provisions of the Indenture. It does not restate the terms of the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. We will file a copy of the supplemental indenture as an exhibit to a Form 8-K that will be incorporated by reference into the registration statement which includes this prospectus supplement.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

THE NOTES

    The Notes:

    - are general obligations of the Company;

    - are not secured by any collateral;

    - are PARI PASSU in right of payment to all existing and future unsecured senior Indebtedness of the Company, including the Company's existing Series B Notes;

    - are senior in right of payment to the Company's existing subordinated Indebtedness and any future Indebtedness of the Company, which by its terms, is subordinated to the Notes; and

    - are unconditionally guaranteed by the Guarantors.

THE GUARANTEES

    The Notes are guaranteed by the following subsidiaries of the Company:

    Yale E. Key, Inc.
    Key Energy Drilling, Inc.
    WellTech Eastern, Inc.
    Odessa Exploration Incorporated
    Kalkaska Oilfield Services, Inc.
    Well-Co Oil Service, Inc.
    Key Rocky Mountain, Inc.
    Key Four Corners, Inc.
    Brooks Well Servicing, Inc.

    Key Energy Services--South Texas, Inc.
    Key Energy Services--California, Inc.
    Watson Oilfield Service & Supply, Inc.
    WellTech Mid-Continent, Inc.
    Dawson Production Management, Inc.
    Dawson Production Taylor, Inc.
    Dawson Production Acquisition Corp.
    Dawson Production Partners, L.P.

    The Guarantees of these Notes:

    - are general obligations of each Guarantor;

    - are not secured by any collateral;

    - are PARI PASSU in right of payment to all existing and future unsecured senior Indebtedness of each Guarantor, including the guarantee by each Guarantor with respect to the Company's existing Series B Notes; and

    - are senior in right of payment to each Guarantor's existing subordinated Indebtedness, and any future Indebtedness of any Guarantor which, by its terms, is subordinated to the Guarantees.

    As of the date of the Indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the Notes.

    Not all of our Restricted Subsidiaries will guarantee the Notes. The following Subsidiaries will not guarantee the Notes or the Credit Facilities:
Production Systems, Inc., WellTech, Inc. (California), WellTech Oilfield Services Limited, WellTech (Overseas) Limited, KEG Canal Properties, Inc., KEG Villa Ashley, Inc., KEG Ama Heights, Inc., KEG Orleans Place, Inc., Pyramid Land Corporation and our foreign Subsidiaries. In addition, future Subsidiaries will not be required to guarantee the Notes except pursuant to the covenants described below under "--Certain Covenants--Limitation on Issuances of Guarantees of Indebtedness; Additional Guarantors."

    In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The guarantor subsidiaries generated over 90% of our consolidated revenues in the twelve-month period ended December 31, 2001 and held over 90% of our consolidated assets as of December 31, 2001.

PRINCIPAL, MATURITY AND INTEREST

    The Company will issue Notes with a maximum aggregate principal amount of $100.0 million in this offering. The Company may issue additional notes under the Indenture from time to time after this offering, including but not limited to additional Series C Notes to be issued in exchange for the Company's existing Series B Notes. Any offering of additional notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on March 1, 2008.

    Interest on these Notes will accrue at the rate of 8 3/8% per annum and will be payable semi-annually in arrears on September 1 and March 1, commencing on September 1, 2002. The

Company will make each interest payment to the Holders of record of these Notes on the immediately preceding August 15 and February 15.

    Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    If a Holder has given wire transfer instructions to the Company, the Company will make all principal and premium payments on those Notes in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

    The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

SUBSIDIARY GUARANTEES

    The Guarantors will jointly and severally guarantee the Company's obligations under the Notes. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Risks Relating to the Notes."

    A Guarantor may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless either:

        (1) the Person formed by or surviving any such consolidation or merger (other than the Company or another Guarantor) assumes all the obligations of that Guarantor pursuant to a supplemental indenture satisfactory to the Trustee and immediately after giving effect to that transaction, no Default or Event of Default exists; or

        (2) the Subsidiary Guarantee is released pursuant to the next sentence.

    The Subsidiary Guarantee of a Guarantor will be released:

        (1) in connection with any sale of all of the capital stock of a Guarantor (including a sale by way of merger or consolidation), if immediately after giving effect to such sale, there is no Default or Event of Default that has occurred and is continuing; or

        (2) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture.

    In the event of a sale of all or any portion of the capital stock of a Guarantor (including a sale by way of merger or consolidation), the provisions regarding Asset Sales (including the obligation of the Company to apply the proceeds thereof) shall apply. See "--Repurchase at the Option of Holders-- Asset Sales."

OPTIONAL REDEMPTION

    At any time prior to March 1, 2004, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes totally issued under the Indenture at a redemption price of 108.375% of the principal amount thereof, plus accrued unpaid interest, to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that:

        (1) at least 65% of the aggregate principal amount of Notes totally issued remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

        (2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

    Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Company's option prior to March 1, 2005.

    On or after March 1, 2005, the Company may redeem all or a part of these Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

YEAR                             PERCENTAGE
----                             ----------
2005...........................    104.188%

2006...........................    102.094%

2007 and thereafter............    100.000%

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

    If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within ten business days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

    On the Change of Control Payment Date, the Company will, to the extent lawful:

        (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

        (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

        (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

    The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

    The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Company's outstanding Credit Facility currently restricts the Company's ability to purchase the Notes, and also provides that certain change of control events with respect to the Company would constitute a default under such Credit Facility. Any future credit agreements or other agreements relating to that Credit Facility to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Credit Facility.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

        (2) if the Net Proceeds received with respect to any Asset Sale exceed $15.0 million, such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

        (3) except with respect to a disposition of the Exploration and Production Assets of Odessa (including by way of the sale of the Capital Stock of Odessa) or the assets of the operations conducted by the Company or its Subsidiaries in Argentina and related assets (including by way of the sale of the Capital Stock of the Subsidiary or Subsidiaries conducting such operations), at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

           (a) any liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets;

           (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion);

           (c) any assets received in exchange for assets in a "like-kind" exchange or an exchange of assets of the Company or any Restricted Subsidiary for other assets which are useful in the business of the Company and the Restricted Subsidiaries (whether such assets are of "like kind"); and

           (d) any Designated Noncash Consideration (which shall not at any time exceed, in the aggregate, $30.0 million outstanding).

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

        (1) to reduce permanently Indebtedness under a Credit Facility and to correspondingly reduce commitments if such Indebtedness constitutes revolving credit borrowings or to repay permanently any other Indebtedness (other than Indebtedness that by its terms is subordinated to the Notes or any Subsidiary Guarantees);

        (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Person engaged in a Permitted Business;

        (3) to make a capital expenditure; or

        (4) to acquire other long-term assets that are used or useful in a Permitted Business.

    Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is PARI PASSU with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other PARI PASSU Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other PARI PASSU Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other PARI PASSU Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

        (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

        (2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

    No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

    If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

SUSPENDED COVENANTS

    During any period of time that the Notes have an Investment Grade Rating from either of the Rating Agencies and no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described above under "--Repurchase at the Option of Holders--Asset Sales," and described below under the following headings under "--Certain Covenants":

    - "--Restricted Payments,"

    - "--Incurrence of Indebtedness and Issuance of Preferred Stock,"

    - "--Sale and Leaseback Transactions" (to the extent set forth in that covenant),

    - "--Dividend and Other Payment Restrictions Affecting Subsidiaries,"

    - "--Merger, Consolidation or Sale of Assets" (to the extent set forth in that covenant),

    - "--Transactions with Affiliates,"

    - "--Business Activities" and

    - "--No Amendment of Subordination Provisions"

(collectively, the "SUSPENDED COVENANTS"); PROVIDED, HOWEVER, such covenants shall not be suspended if the Investment Grade Rating was obtained directly or indirectly by our merger, consolidation or otherwise with a Company that had an Investment Grade Rating from either of the Rating Agencies and the Company at such time did not have an Investment Grade Rating from either of the Rating Agencies; and PROVIDED FURTHER, that the provisions of the Indenture described above under "--Repurchase at the Option of Holders--Change of Control," and described below under the following headings under "--Certain Covenants":

    - "--Limitations on Issuances of Guarantees of Indebtedness; Additional Guarantors,"

    - "--Liens,"

    - "--Designation of Restricted and Unrestricted Subsidiaries,"

    - "--Payments for Consent" and

    - "--Reports"

will not be so suspended; and PROVIDED FURTHER, that if the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, the Rating Agency or Rating Agencies which had given the Notes an Investment Grade Rating withdraws its or their ratings or downgrades the ratings assigned to the Notes below the Investment Grade Ratings so that the Notes do not have an Investment Grade Rating from either Rating Agency, or a Default (other than with respect to the Suspended Covenants) occurs and is continuing, the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the Indenture (each such date of reinstatement being the "Reinstatement Date"), including those set forth in the preceding sentence. Compliance with the Suspended Covenant with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under "--Certain Covenants--Restricted Payments" as though such covenant had been in effect during the entire period of time from which the Notes are issued. As a result, during any period in which the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially reduced covenant protection.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

        (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the

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    Company (other than any such Equity Interests owned by the Company or any
    Restricted Subsidiary of the Company);

        (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest, principal, premium or liquidated damages at the Stated Maturity thereof or in accordance with the mandatory provisions thereof without giving effect to any amendment thereof (other than an amendment approved by the Holders so affected as provided below under "--No Amendment of Subordination Provisions") after the date of the Indenture with respect to any such Indebtedness issued prior to the date of the Indenture (provided that the other requirements of the Indenture, with respect to the events giving rise to such mandatory provisions are first complied with); or

        (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

        (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (2) with respect to all Restricted Payments other than regular dividends on Qualified Preferred Stock, the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after April 1, 1999 (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

           (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 1999 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

           (b) 100% of the aggregate net cash proceeds received by the Company since April 1, 1999 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

           (c) to the extent that any Restricted Investment that was made after March 6, 2001 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
       (ii) the initial amount of such Restricted Investment, plus

           (d) to the extent not otherwise included in Consolidated Net Income or otherwise increasing amounts available for Restricted Payments or Permitted Investments, 50% of all dividends, distributions or interest payments in respect of Restricted Investments.

    The preceding provisions will not prohibit:

        (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

        (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness of the Company or any Guarantor that is subordinated to the Notes or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph;

        (3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Company or any Guarantor that is subordinated to the Notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

        (4) the declaration or payment of any dividend or other distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

        (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period;

        (6) in connection with an acquisition by us or any of our Restricted Subsidiaries, the return to us or any of our Restricted Subsidiaries of Equity Interests of us or our Restricted Subsidiary constituting a portion of the purchase consideration in settlement of indemnification claims;

        (7) the purchase by us of fractional shares arising out of stock dividends, splits or combinations or business combinations;

        (8) the acquisition in open-market purchases of our common Equity Interests for matching contributions to our employee stock purchase and deferred compensation plans in the ordinary course of business and consistent with past practices;

        (9) the redemption, repurchase, retirement, defeasance or other acquisition of the 1997 Convertible Subordinated Notes; PROVIDED that at least 90% of such 1997 Convertible Subordinated Notes have been converted; and

        (10) Restricted Payments not to exceed $20.0 million under this clause (10);

PROVIDED that in the case of clauses (2), (3), (5), (8) and (10) no Default or Event of Default should have occurred and be continuing immediately after such transaction.

    The amount of all Restricted Payments (other than Restricted Payments made in cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this

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"Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock or Disqualified Stock; PROVIDED, HOWEVER, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if:

        (1) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

        (2) no Default or Event of Default has occurred and is continuing.

    The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

        (1) The incurrence by the Company of additional Indebtedness under Credit Facilities; PROVIDED that the aggregate principal amount of all Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time under all Credit Facilities incurred under this clause (1) after giving effect to such incurrence does not exceed an amount equal to $250.0 million;

        (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

        (3) the incurrence by the Company of Indebtedness represented by the Series B Notes, the Series B Guarantees, up to an aggregate of $175.0 million principal amount of Series C Notes issued in exchange for the Series B Notes and related guarantees and the Series B Indenture;

        (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $50.0 million at any time outstanding;

        (5) the incurrence of Indebtedness solely in respect of bankers' acceptances, letters of credit, surety or performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money of others), all in the ordinary course of business;

        (6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2) or
    (3) of this paragraph;

        (7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that (i) any subsequent issuance or transfer of Equity Interests or other event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

        (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

        (9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

        (10) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed
    $100.0 million outstanding at any time;

        (11) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (11); and

        (12) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; PROVIDED, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will be permitted to classify (or later classify or reclassify), in whole or in part, such item of Indebtedness in any manner that complies with this covenant.

LIENS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except (1) Permitted Liens or (2) if the Obligations under the Notes (or a Guarantee of the Notes) and the Indenture are equally and ratably secured (or secured on a senior basis if such other obligations are subordinated to the Obligations under the Notes or the Guarantees of the Notes) with the other obligations so secured until such time as such other obligations are no longer secured by such Lien.

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DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of the Company's Restricted Subsidiaries;

        (2) make loans or advances to the Company or any of the Company's Restricted Subsidiaries; or

        (3) transfer any of its properties or assets to the Company or any of the Company's Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

        (1) any Credit Facilities and Existing Indebtedness as in effect on March 6, 2001 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, as determined in the reasonable judgment of the Board of Directors of the Company, with respect to such dividend and other payment restrictions than those contained in such Credit Facilities or such Existing Indebtedness, as in effect on March 6, 2001;

        (2) the Indenture, the Series B Indenture, the Guarantees, the Series B Guarantees, the Notes and the Series B Notes;

        (3) applicable law;

        (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

        (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

        (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired;

        (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

        (8) Permitted Refinancing Indebtedness; PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, as determined in the reasonable judgment of the Board of Directors of the Company, than those contained in the agreements governing the Indebtedness being refinanced;

        (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

        (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

        (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

        (12) restrictions imposed with respect to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; PROVIDED that such disposition will comply with the covenant entitled "--Repurchase at the Option of Holders--Asset Sales."

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

        (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

        (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in form satisfactory to the Trustee or any agreements reasonably satisfactory to the Trustee;

        (3) immediately after such transaction no Default or Event of Default exists; and

        (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; or (b) have a Fixed Charge Coverage Ratio that is the same or higher than the Fixed Charge Coverage Ratio of the Company immediately prior to such transactions; PROVIDED, HOWEVER, that this clause (4) shall be suspended during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants.

    In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Subsidiaries or any of the Guarantors.

TRANSACTIONS WITH AFFILIATES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

        (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

        (2) the Company delivers to the Trustee:

           (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

           (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

    The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

        (1) any employment agreement or arrangements (including loan arrangements and advances) with officers and employees entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

        (2) transactions between or among the Company and/or its Restricted Subsidiaries;

        (3) payment of reasonable directors fees and the provision of customary indemnification arrangements to officers, directors and employees of the Company or its Restricted Subsidiaries; and

        (4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments."

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default or Event of Default would occur or be continuing immediately after such designation and taking into effect the designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default or Event of Default as a result of such designation.

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SALE AND LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that the Company or any Restricted Subsidiary of the Company that is a Guarantor may enter into a sale and leaseback transaction if:

        (1) the Company or that Guarantor, as applicable, could have
    (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens"; PROVIDED, HOWEVER, that clause (a) of this clause (1) shall be suspended during any period in which the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants;

        (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, which (if in excess of $10 million) will be determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and

        (3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales."

LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS; ADDITIONAL GUARANTORS

    The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any Indebtedness of the Company under any Credit Facility unless such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary in the form provided in the Indenture.

    Notwithstanding the preceding paragraph, any Subsidiary Guarantee of the Notes will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "--Subsidiary Guarantees." The form of the Subsidiary Guarantee will be attached as an exhibit to the Indenture.

BUSINESS ACTIVITIES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

PAYMENTS FOR CONSENT

    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

NO AMENDMENT OF SUBORDINATION PROVISIONS

    Without the consent of each Holder of Notes so affected, the Company will not amend, modify or alter the Subordinated Convertible Note Indenture or the Senior Subordinated Note Indenture in any way that will (i) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Subordinated Convertible Notes or Senior Subordinated Notes or

(ii) alter the redemption provisions or the price or terms at which the Company is required to offer to purchase such Convertible Subordinated Notes or Senior Subordinated Notes in any manner adverse to such Holder.

REPORTS

    Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission's rules and regulations:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's independent public accountants; and

        (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

    If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

    In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses
(1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default:

        (1) default for 30 days in the payment when due of interest on the Notes;

        (2) default in payment when due of the principal of or premium, if any, on the Notes, (including in connection with an offer to purchase);

        (3) failure by the Company or any of its Subsidiaries to comply with the provisions described under the captions "--Certain Covenants--Merger, Consolidation or Sale of Assets" and "--Repurchase at the Option of the Holders--Asset Sales" and such failure shall have continued for 15 days after notice from the Company or any holder of the Notes; and failure by the Company or any of its Subsidiaries to comply with the provisions under the captions "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock," and such failure shall have continued for 30 days after notice from the Company or any holder of the Notes;

        (4) failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture and such failure has continued for 60 days after notice to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

        (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the

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    Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

           (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such mortgage, indenture or instrument (a "Payment Default"); or

           (b) results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

        (6) failure by the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries or that would be a Significant Subsidiary if taken together to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

        (7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

        (8) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries or that would be a Significant Subsidiary if taken together.

    In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

    In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to March 1, 2005, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to March 1, 2005, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

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    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

        (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

        (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

        (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

        (4) the Legal Defeasance provisions of the Indenture.

    In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or nationally recognized investment banking firm expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

        (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

        (6) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

        (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

        (8) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

        (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

        (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

        (3) reduce the rate of or change the time for payment of interest on any Note;

        (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

        (5) make any Note payable in money other than that stated in the Notes;

        (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

        (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

        (8) make any change in the preceding amendment and waiver provisions.

    Notwithstanding the preceding, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

        (1) to cure any ambiguity, defect or inconsistency;

        (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

        (3) to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

        (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

        (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

        (6) to add Guarantors of the Notes.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged, and will cease to be of further effect as to all Notes issued thereunder, when:

        (1) either:

           (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

           (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

        (2) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

        (3) if the conditions in clause (1)(a) above have not been satisfied, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming to the effect that Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, satisfaction and discharge had not occurred;

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        (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the deposit;

        (5) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

        (6) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

    In addition, the Company must deliver an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

    If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

    The Notes will be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of this offering with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"). Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Global Notes for Certificated Notes." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

    Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

    So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or Holders of the Notes under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

DEPOSITORY PROCEDURES

    The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of their respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlements among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized/book-entry changes to Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock
Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission (the "Commission").

    Purchases of Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for such Notes on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes representing the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of the Notes will not receive certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued.

    To facilitate subsequent transfers, all Global Notes representing the Notes which are deposited with, or on behalf of, the Depositary are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit Global Notes with, or on behalf of, DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Notes representing the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

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    Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Global Notes representing the Notes. Under its usual procedure, the Depositary mails an omnibus proxy to the Company as soon as possible after the applicable record date. The omnibus proxy assigns Cede &
Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

    Payment of principal, premium, if any, and interest, on the Global Notes representing the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from the Company or the Trustee on payable date in accordance with their respective holdings shown on the DTC's records. Payments by Direct Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such Participants and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Notes are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificated Notes will be printed and delivered.

    The information in this section concerning DTC and the DTC's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

    A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

    (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

    (2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

    (3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

    In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

    Neither the Company nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

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EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

    Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Notice to Investors."

SAME DAY SETTLEMENT AND PAYMENT

    We will make payments in respect of the Notes represented by the Global Notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders of certificated notes or, at our option, at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds.

EXCHANGE OFFER

    The Company has agreed to offer to all holders of the existing Series B Notes to exchange their Series B Notes for Series C Notes. The exchange offer must commence within 60 days of this offering and be completed within 120 days of this offering. In the exchange offer, holders of Series B Notes will be able to exchange their principal amount of Series B Notes for a like principal amount of Series C Notes. The terms and covenants of the Series B Notes and the Series C Notes are substantially identical. There is an aggregate of $175.0 million of the Series B Notes currently outstanding. The exchange offer is expected to be made pursuant to an exemption from registration under the Securities Act.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person:

        (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

        (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

    "ASSET SALE" means:

        (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices and sales of accounts receivables under a Credit Facility permitted to be incurred as Indebtedness; PROVIDED that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

        (2) the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries,

    Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

        (1) any single transaction or series of related transactions that:
    (a) involves assets having a fair market value of less than $2.0 million; or
    (b) results in net proceeds to the Company and its Restricted Subsidiaries of less than $2.0 million;

        (2) a transfer of assets between or among the Company and any Restricted Subsidiary;

        (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; and

        (4) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

    "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

    "BOARD OF DIRECTORS" means:

    (1) with respect to a corporation, the board of directors, or a duly authorized committee thereof, of the corporation;

    (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

    (3) with respect to any other Person, the board or committee of such Person serving a similar function.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

        (1) in the case of a corporation, corporate stock;

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

        (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means:

        (1) United States dollars;

        (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

        (3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

        (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

        (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

        (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act);

        (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

        (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

        (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

        (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting

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    Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

    For the purposes of this definition of "Change of Control", any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of an equity interest in the Company.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period PLUS:

        (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; PLUS

        (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; PLUS

        (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; PLUS

        (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses including asset impairment charges pursuant to FASB 121 (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; PLUS

        (5) the one time charge (up to $5.0 million) realized in connection with the repurchase of the unsatisfied portion of the $20.0 million volumetric production payment granted by Odessa to Norwest Bank Texas, N.A. effective March 1, 2000; MINUS

        (6) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued or otherwise recorded in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that:

        (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Guarantor;

        (2) the Net Income of any Restricted Subsidiary that is not a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted

    Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

        (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

        (4) the Net Income (and loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

        (5) the cumulative effect of a change in accounting principles shall be excluded.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who:

        (1) was a member of such Board of Directors on March 6, 2001; or

        (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CREDIT FACILITIES" means, with respect to the Company, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DESIGNATED NONCASH CONSIDERATION" means the fair market value of noncash consideration received by the Company or one of its Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, executed by the chief financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY OFFERING" means any sale by the Company of any Equity Interest (other than Disqualified Stock) of the Company for cash.

    "EXISTING INDEBTEDNESS" means up to $357.0 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Series B Notes) in existence on March 6, 2001, until such amounts are repaid.

    "EXPLORATION AND PRODUCTION ASSETS" means the oil and gas exploration and production assets of Odessa held by Odessa as of March 6, 2001, and any such oil and gas assets received in exchange for oil and gas assets held by Odessa as of March 6, 2001.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of:

        (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations, but excluding the amortization of fees paid (or one-time syndication fees owed) prior to March 6, 2001, with respect to (i) any Credit Facility that was in place prior to March 6, 2001,
    (ii) the Series B Notes, (iii) the Subordinated Convertible Notes, and
    (iv) the Senior Subordinated Notes; PLUS

        (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; PLUS

        (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; PLUS

        (4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

    In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

        (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

        (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

        (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on March 6, 2001.

    "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    "GUARANTORS" means each of the following until released as a Guarantor under the Indenture:

        (1) Yale E. Key, Inc., a Texas corporation; Key Energy Drilling, Inc., a Delaware corporation; WellTech Eastern, Inc., a Delaware corporation; Odessa Exploration Incorporated, a Delaware corporation; Kalkaska Oilfield Services, Inc., a Michigan corporation; Well-Co Oil Service, Inc., a Nevada corporation; Key Rocky Mountain, Inc., a Delaware corporation; Key Four Corners, Inc., a Delaware corporation; Brooks Well Servicing, Inc., a Delaware corporation; Key Energy Services--South Texas, Inc., a Delaware corporation; Key Energy Services--California, Inc., a Delaware corporation; Watson Oilfield Service & Supply, Inc., a Delaware corporation; WellTech Mid-Continent, Inc., a Delaware corporation; Dawson Production
    Management, Inc., a Delaware corporation; Dawson Production Taylor, Inc., a Delaware corporation; Dawson Production Acquisition Corp., a Delaware corporation; and Dawson Production Partners, L.P., a Delaware limited partnership; and

        (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

    and their respective successors and assigns.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

        (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

        (2) other agreements or arrangements designed to protect such Person against fluctuations in commodity prices, interest rates or the value of foreign currencies purchased or received by the Company the ordinary course of business and not for the purposes of speculation.

    "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

        (1) borrowed money;

        (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

        (3) banker's acceptances;

        (4) Capital Lease Obligations;

        (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

        (6) any Hedging Obligations; or

        (7) obligations of special purpose entities formed to borrow money that are secured or financed by accounts receivable of the Company or any Restricted Subsidiary;

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and receivables financings) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date shall be:

        (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

        (2) the principal amount thereof, in the case of any other Indebtedness.

    "INVESTMENT GRADE RATING" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB- (or the equivalent) by S&P.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

    "MOODY'S" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

        (1) any gain or loss together with any related provision for taxes on such gain or loss realized in connection with: (a) any Asset Sale; or
    (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

        (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness:

        (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
    (b) is directly or indirectly liable as a guarantor or otherwise, or
    (c) constitutes the lender;

        (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

        (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "NOTES" means the $100.0 million in aggregate principal amount of the Company's 8 3/8% Series C Senior Notes due 2008 issued pursuant to the Indenture and any other notes issued under the Indenture.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "ODESSA" means Odessa Exploration Incorporated, a Delaware corporation.

    "PERMITTED BUSINESS" means any of the businesses engaged in by the Company and its Subsidiaries on the date of the Indenture and all reasonable extensions thereof and other businesses ancillary or related thereto or to the oil and gas industry.

    "PERMITTED INVESTMENTS" means:

        (1) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

        (2) any Investment in Cash Equivalents;

        (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

           (a) such Person becomes a Restricted Subsidiary of the Company; or

           (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

        (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" or in connection with the settlement or release of claims in an insolvency or similar proceeding or a settlement in lieu of an insolvency or similar proceeding;

        (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

        (6) other Investments in any Subsidiary that is not a Guarantor having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), which when taken together with all other Investments made pursuant to this clause (6) not to exceed $30.0 million outstanding at any time (without giving effect to any reduction for any writedown or writeoff of such Investments); and

        (7) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) since March 6, 2001, not to exceed $30.0 million outstanding at any time (without giving effect to any reduction for any writedown or writeoff of such Investments).

    "PERMITTED LIENS" means:

        (1) Liens securing Indebtedness (other than Indebtedness subordinated to the Notes), Obligations under Credit Facilities and all Guarantees thereof, in each case, that were permitted by the terms of the Indenture to be incurred;

        (2) Liens in favor of the Company or any Guarantor;

        (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; PROVIDED that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

        (4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, PROVIDED that such Liens were not incurred in contemplation of such acquisition;

        (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

        (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness and the proceeds thereof;

        (7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (10) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

        (8) Liens existing on March 6, 2001;

        (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

        (10) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business;

        (11) Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

        (12) Liens on property of the Company or any Subsidiary securing
    (a) the performance of bids, trade contacts (other than for borrowed money), leases and statutory obligations, (b) surety bonds and (c) other obligations of a like nature, including pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation, in each case, incurred in the ordinary course of business;

        (13) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries taken as a whole;

        (14) purchase money security interests on any property acquired by the Company or any Subsidiary in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property, PROVIDED that (a) any such Lien attaches to such property concurrently with or within 180 days after the acquisition thereof, (b) such Lien attached solely to the property so acquired in such transaction and the proceeds thereof and (c) the principal amount of the Indebtedness secured thereby does not exceed 100% of the costs of such property;

        (15) Liens arising solely by virtue of any statutory or common law provisions relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or the funds maintained with a creditor depository institution, PROVIDED that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (b) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

        (16) extensions, renewals and replacements of Liens referred to in clauses (1) through (15) above; PROVIDED that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced and does not secure any Indebtedness in principal amount (or accreted value) in excess of the principal amount (or accreted value) in excess of that secured immediately prior to such extension, renewal or replacement;

        (17) Liens consisting of the rights of lessees with respect to assets leased by the Company or any Subsidiary to such lessees; and

        (18) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that:

        (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

        (2) such Permitted Refinancing Indebtedness has a final maturity date not sooner than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

        (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

        (4) such Indebtedness is incurred either by the Company, by the Restricted Subsidiary or Restricted Subsidiaries which are the obligor or obligors on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or by the Company and such Restricted Subsidiary or Restricted Subsidiaries, as the case may be.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    "QUALIFIED PREFERRED STOCK" means preferred stock of the Company, PROVIDED that when first issued, the Company would, after giving pro forma effect to such issuance, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

    "RATING AGENCY" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us (as certified by a resolution of our Board of Directors) which shall be substituted for S&P or Moody's, or both, as the case may be.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Ratings Group, Inc., or any successor to the rating agency business thereof.

    "SENIOR SUBORDINATED NOTE INDENTURE" means that certain indenture, dated January 22, 1999, between the Company and The Bank of New York, as trustee, as amended or supplemented from time to time, relating to the Senior Subordinated Notes.

    "SENIOR SUBORDINATED NOTES" means the Company's 14% Senior Subordinated Notes due 2009 issued pursuant to the Senior Subordinated Note Indenture.

    "SERIES B GUARANTEES" means the guarantees provided by the Guarantors with respect to the Series B Notes.

    "SERIES B INDENTURE" means the indenture, dated as of March 6, 2001, between the Company, the Guarantors and The Chase Manhattan Bank, as trustee.

    "SERIES B NOTES" means the $175.0 million in aggregate principal amount of the Company's 8 3/8% Series B Senior Notes due 2008 issued pursuant to the Series B Indenture.

    "SIGNIFICANT SUBSIDIARY" means, at any time, any Subsidiary that, at such time, would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness or as such scheduled maturity date may have been deferred, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBORDINATED CONVERTIBLE NOTE INDENTURE" means that certain indenture, dated as of September 25, 1997, between the Company and American Stock Transfer & Trust Company, as trustee, as amended or supplemented from time to time, relating to the Subordinated Convertible Notes.

    "SUBORDINATED CONVERTIBLE NOTES" means the Company's 5% Senior Subordinated Notes due 2004 issued pursuant to the Subordinated Convertible Note Indenture.

    "SUBSIDIARY" means, with respect to any Person:

        (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

        (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

        (1) has no Indebtedness other than Non-Recourse Debt;

        (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

        (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

        (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

        (5) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

    Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if
(1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

        (2) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes certain United States federal income tax considerations that may be relevant to the acquisition, ownership and disposition of notes by U.S. and non-U.S. holders, each as defined below, who purchase notes in the offering. The following discussion does not purport to be a full description of all United States federal income tax considerations that may be relevant to a decision to purchase the notes or to the holding or disposition of the notes and does not address any other taxes that might be applicable to a holder of the notes, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. The United States federal taxing authorities may take a position with respect to these consequences that differs from this discussion. Further, this discussion does not address all aspects of federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not deal with persons who are subject to special tax rules, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, insurance companies, tax-exempt entities, persons holding the notes as part of a hedging or conversion transaction, a straddle or a constructive sale and persons whose functional currency is not the United States dollar. The discussion below assumes that the notes are held as capital assets within the meaning of section 1221 of the Internal Revenue Code.

    Unless the context otherwise requires, capitalized terms used and not otherwise defined in this section of this prospectus supplement have the meanings set forth in the definitions section under "Description of Notes--Certain Definitions."

    If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor.

    The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Code, the applicable Treasury Regulations promulgated thereunder, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

    As used in this prospectus supplement, a U.S. holder means a beneficial owner of a note who is, for United States federal income tax purposes:

    - a citizen or resident of the United States;

    - a partnership or corporation created or organized in or under the laws of the United States or of any of its political subdivisions;

    - any estate (other than a foreign estate); or

    - a trust, if either a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

    As used this prospectus supplement, a non-U.S. holder means a beneficial owner of a note who is not a U.S. holder.

TAX CONSIDERATIONS FOR U.S. HOLDERS

TAXATION OF STATED INTEREST

    A U.S. holder generally will be required to include in gross income as ordinary interest income the stated interest on a note at the time that the interest accrues or is received, in accordance with the U.S. holder's regular method of accounting for United States federal income tax purposes.

BOND PREMIUM ON NOTES

    The notes will be issued with "bond premium," as defined below. If a holder acquires a note at a bond premium, either at original issuance or subsequently, the holder may elect to amortize the premium under the Treasury Regulations. If the election is made, the holder of a note generally offsets bond premium allocable to an accrual period against qualified stated interest income allocable to the accrual period.

    Amortizable bond premium in excess of qualified stated interest for an accrual period is allowed as a bond premium deduction. The amount allowable as a bond premium deduction for any accrual period is limited to the amount by which the holder's aggregate interest inclusions on the note for prior accrual periods exceeds the aggregate bond premium deductions in the prior accrual periods. Any bond premium deduction taken reduces the holder's tax basis in the note. Any excess deduction is carried forward as bond premium in successive accrual periods.

    The amortizable bond premium on a note generally will be equal to the amount, if any, by which the holder's initial tax basis in the note exceeds the sum of all amounts payable on a note, other than qualified stated interest (or if it results in a smaller amortizable bond premium, the amount payable on an earlier call date). Under the Treasury Regulations, the amortizable bond premium deduction will be treated as accruing in each accrual period under a constant yield method over the term of the note. In certain circumstances, such as a call or prepayment of a note, the offset or deduction for unamortized bond premium may be accelerated.

    The "accrual periods" of a note, other than the initial accrual period, are each of the six-month periods during the term of the notes that end on September 1 and March 1 of each year.

    For the above consequences to apply, the holder must make an election in the manner prescribed in Treasury Regulations Section 1.171-4. The election applies not only to the notes, but also to all bonds held by the holder during or after the taxable year to which the election applies, including all bonds thereafter acquired. The election is binding for all subsequent taxable years and may be revoked only with the consent of the Commissioner of Internal Revenue.

MARKET DISCOUNT

    The resale of a note may be affected by the "market discount" provisions of the Code. For these purposes, the market discount on a note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition exceeds the holder's tax basis in the note. The "stated redemption price at maturity" of each note will include all cash payments, other than stated interest to the extent that it is unconditionally payable at least annually at a single fixed rate, which we refer to as "qualified stated interest", required to be made thereunder until maturity. Qualified stated interest on the notes is 8 3/8% per annum. Subject to a DE MINIMIS exception, these provisions generally require a holder of a note acquired at a market discount to treat as ordinary income any gain recognized on the disposition of the note to the extent of the "accrued market discount" on the note at the time of disposition. In general, market discount on a note will be treated as accruing on a straight-line basis over the term of the note, or, at the election of the holder, under a constant yield method.

    In addition, any holder of a note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. The foregoing rule will not apply if the holder elects to include accrued market discount in income currently.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    A U.S. holder generally will recognize gain or loss on the sale, exchange, redemption, retirement or other disposition of a note in an amount equal to the difference between the amount of cash and the fair market value of any property received (other than amounts received in respect of accrued interest which will be taxable as ordinary income) and the U.S. holder's tax basis in the note. A U.S. holder's tax basis in a note generally will be its cost, increased by any accrued market discount previously included in income by the holder and decreased by any bond premium offset or payments that are not payments of stated interest. Subject to the market discount rules discussed above, gain or loss recognized on the sale, exchange, retirement or other taxable disposition of a note, including amounts attributable to DE MINIMIS original issue discount, generally will be capital gain or loss. In the case of a noncorporate U.S. holder, the federal income tax rate applicable to capital gains will depend upon the holder's holding period for the notes, with a preferential rate available for notes held for more than one year that varies according to the holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to various limitations depending on the holder's particular facts.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

TAXATION OF INTEREST

    Generally, payments of principal or interest on the notes by us or our paying agent to a non-U.S. holder will not be subject to U.S. federal income or income withholding tax, if, in the case of interest, the interest qualifies as "portfolio interest" under the following requirements:

    - the non-U.S. holder does not actually own, and is not deemed to own under any applicable Treasury Regulations, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code;

    - the non-U.S. holder is not, for United States federal income tax purposes, a controlled foreign corporation related to us either through actual ownership or deemed to be related to us through constructive ownership under the applicable Code provisions;

    - the non-U.S. holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

    - the interest income is not effectively connected with a United States trade or business of the non-U.S. holder; and

    - either:

       - the non-U.S. holder provides us or our paying agent with an IRS
         Form W-8 BEN, or a suitable substitute form, signed under penalties of perjury, that includes its name and address and certifies as to its non-U.S. status in compliance with applicable law and Treasury Regulations; or

       - in the event a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the note on behalf of the beneficial owner and provides a statement to us or our agent signed under penalties of perjury in which the organization, bank or financial institution certifies that the appropriate IRS form or suitable substitute has been received by it from the non-U.S.

         holder or from another financial institution acting on behalf of the non-U.S. holder and furnishes us or our agent with a copy.

    In the case of notes held by a foreign partnership, the certification described above normally is provided by the partners as well as by the foreign partnership and the partnership provides other specified information. Other methods may be available to satisfy the certification requirements described above, depending upon the circumstances applicable to the non-U.S. holder.

    If the portfolio interest requirements are not met and the requirements applicable to treatment of the interest as effectively connected with the conduct of a United States trade or business described below are not met, a non-U.S. holder will be subject to United States federal withholding tax at a rate of 30% with respect to payments of interest on the notes, unless the non-US holder provides us with a properly executed IRS Form W-8 BEN, or a successor form, claiming an exemption from or reduction in withholding tax under an applicable tax treaty.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    A non-U.S. holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange, redemption, retirement or other disposition of a note, unless the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and other applicable conditions are met, or the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

    If a non-U.S. holder is engaged in a trade or business in the United States and if interest on the note or gain realized on the disposition of the note is effectively connected with the conduct of the trade or business, the non-U.S. holder usually will be subject to regular United States federal income tax on the interest or gain in the same manner as if it were a U.S. holder, unless an applicable treaty provides otherwise. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or a lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, with specified adjustments. For this purpose, interest on a note will be included in the foreign corporation's earnings and profits. Even though the effectively connected income is subject to income tax, and may be subject to the branch profits tax, it generally is not subject to withholding if the non-U.S. holder delivers a properly executed IRS Form W-8 ECI, or a successor form, to the payor.

TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS AND NON-U.S. HOLDERS

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Noncorporate U.S. holders generally will be subject to information reporting and may be subject to a backup withholding tax of up to 30% with respect to payments on, and the proceeds of disposition of, a note. In the case of a U.S. holder, backup withholding will apply only if such holder:

    - fails to furnish its taxpayer identification number;

    - furnishes an incorrect taxpayer identification number;

    - is notified by the IRS that it has failed to properly report payments of interest or dividends; or

    - in some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

    Backup withholding and information reporting generally will not apply to payments made by us or our paying agent to a non-U.S. holder on a note if the certification described under "Tax Considerations for Non-U.S. Holders" is provided or the non-U.S. holder otherwise establishes an exemption, and the payor does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of a note to or through a non-United States office of a broker, as defined in applicable Treasury Regulations, that is:

    - a United States person;

    - a controlled foreign corporation for United States federal income tax purposes;

    - a foreign person 50% or more of whose gross income from all sources for the three prior years is from activities effectively connected with the conduct of a United States trade or business; or

    - a foreign partnership, if at any time during its tax year, either more than 50% of its income or capital interests are owned by U.S. holders or the partnership is engaged in the conduct of a United States trade or business, will be subject to information reporting requirements unless the broker has documentary evidence in its files of the holder's non-U.S. holder status and has no actual knowledge to the contrary or the non-U.S. holder otherwise establishes an exemption. Backup withholding normally will not apply to any payment of the proceeds from the sale of a note made to or through a foreign office of a broker; however, backup withholding may apply if the broker has actual knowledge that the payee is a U.S. holder. Payments of the proceeds from the sale of a note to or through the United States office of a broker are subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. holder and that other conditions are met or the holder otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied.

    Holders of notes should consult their tax advisors regarding the application of backup withholding under their particular circumstances, the availability of an exemption from backup withholding and the procedure for obtaining an exemption.

    The amount of any backup withholding will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund if the required information is furnished to the IRS.

    THE ABOVE DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-UNITED STATES TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                                  UNDERWRITING

    We have entered into an underwriting agreement with the underwriters named below. Subject to certain conditions, each underwriter has severally agreed to purchase from us and we have agreed to sell to each underwriter the aggregate principal amount of notes set forth opposite their names below:

                                                              PRINCIPAL AMOUNT
UNDERWRITERS                                                      OF NOTES
------------                                                  ----------------
Lehman Brothers Inc.........................................    $ 57,500,000
Bear, Stearns & Co. Inc.....................................    $ 37,500,000
First Albany Corporation....................................    $  5,000,000
                                                                ------------
    Total...................................................    $100,000,000
                                                                ============

    The underwriters propose to offer part of the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and in part to certain dealers at a price that represents a concession not in excess of .25% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of .12% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

    In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase from us. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the notes sold in the offering may be reclaimed by the underwriters if such notes are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the notes. The notes will not be listed on any securities exchange.

    We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act.

    In the ordinary course of its business, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. They have received customary fees and commissions for these transactions.

    You should read "Plan of Distribution" in the accompanying prospectus for further information regarding the distribution of the notes.

                                 LEGAL MATTERS

    Certain legal matters relating to the validity of the notes will be passed upon for us by Porter & Hedges, L.L.P., Houston, Texas. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedule of Key Energy Services, Inc. as of June 30, 2001 and 2000, and for each of the years in the three-year period ended June 30, 2001, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                                     [LOGO]

                                  $500,000,000

                           KEY ENERGY SERVICES, INC.

                                Debt Securities
                                Preferred Stock
                                  Common Stock
                                    Warrants

                             ---------------------

    This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. This means:

    - we may issue the debt securities, preferred stock, common stock and warrants covered by this prospectus from time to time;

    - we will provide a prospectus supplement each time we issue the securities;

    - the prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

    Our common stock is listed and traded on the New York Stock Exchange under the symbol "KEG."

  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 7 IN THIS PROSPECTUS.

  Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is illegal.

                    This Prospectus is dated April 16, 1999.

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                               TABLE OF CONTENTS

SECTION                                                         PAGE
-------                                                       --------
Where You Can Find More Information.........................      3
Key Energy Services, Inc....................................      4
Ratio of Earnings to Fixed Charges..........................      6
Forward-looking Statements..................................      7
Risk Factors................................................      7
Use of Proceeds.............................................     11
Plan of Distribution........................................     12
Description of Debt Securities..............................     14
Description of Capital Stock................................     19
Description of Warrants.....................................     20
Legal Matters...............................................     20
Experts.....................................................     20

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-3 (Reg. No. 333-67665) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

    SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus:

    - Annual Report on Form 10-K for the year ended June 30, 1998, as amended by Annual Report on Form 10-K/A filed on October 28, 1998, and as further amended by Annual Report on Form 10-K/A2 filed on March 31, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, as amended by Quarterly Report on Form 10-Q/A filed on March 31, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, as amended by Quarterly Report on Form 10-Q/A filed on March 31, 1999;

    - Current Reports on Form 8-K, filed on September 28, 1998, Form 8-K/A filed on October 28, 1998, Form 8-K/A2 filed on March 31, 1999, Form 8-K filed on December 21, 1998 and Form 8-K filed on February 3, 1999;

    - Proxy Statement on Schedule 14A, dated November 17, 1998;

    - Tender Offer Statements on Schedule 14D-1, filed on August 17, 1998 and on
      Schedule 14D-1/A filed on August 26, 1998, September 2, 1998 and
      September 15, 1998; and

    - The description of our common stock contained in Form 8-A dated March 27, 1998, including any amendments or reports that update the description.

    You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address:

    Key Energy Services, Inc.
    Two Tower Center, 20th Floor
    East Brunswick, New Jersey 08816
    (732) 247-4822

                           KEY ENERGY SERVICES, INC.

BUSINESS

    We are the world's largest onshore oil and gas well service and workover company based on the number of rigs we own and available industry data. We provide a complete range of rig-based well maintenance, workover, completion, recompletion, contract drilling and non-rig ancillary well services to major and independent oil and gas companies. We believe that we have the most comprehensive array of services of any participant in the market and have differentiated ourself from our competitors by our position as a single-source provider of multiple well-head based services and products across multiple geographic regions. In addition to maintenance and workover services, we provide services that include:

    - the completion of newly drilled wells;

    - the recompletion of existing wells (including horizontal recompletions);

    - plugging and abandonment of wells at the ends of their useful lives;

    - oilfield fluid and equipment transportation;

    - oilfield fluid storage and disposal services;

    - fishing and rental tools;

    - wireline services;

    - air drilling;

    - hot oiling; and

    - production testing services.

    AREAS OF OPERATION. Our principal operating regions in the United States include West Texas and Eastern New Mexico, the Gulf Coast, Oklahoma, Michigan, the Appalachian Basin, the Rocky Mountains, the Ark La Tex region, the Four Corners area and California. We also operate in Argentina and have limited operations in Ontario, Canada.

    OPERATING ASSETS. We estimate that our share of the domestic onshore well service rig fleet is approximately 33% based on the number of rigs we own and available industry data. Our operating assets consist of approximately 1,420 well service and workover rigs, 75 drilling rigs and 1,130 oil field trucks.

    ACQUISITIONS. We have pursued an acquisition strategy designed to consolidate a highly fragmented industry that is primarily comprised of small, regional well service companies. Over the last three years, we have completed over 50 acquisitions, for an aggregate consideration of approximately $807 million.

RECENT DEVELOPMENTS

    DAWSON ACQUISITION. In September 1998, we purchased Dawson Production Services, Inc., which was the third largest onshore oil and gas well service and workover company in the United States based on the number of rigs they owned and available industry data. Our share of the domestic onshore well service rig fleet has increased from approximately 3% at February 1996 to approximately 33% currently.

    RESTRUCTURING PLAN. In response to the current industry downturn caused by historically low oil and gas prices and the resulting slowdown in our business, on December 7, 1998, we announced a company-wide restructuring plan to reduce operating costs beyond those achieved through our consolidation efforts. The plan involved a reduction in the size of our management and on-site work force, salary reductions of up to 20% for senior management, the combination of previously separate operating divisions and the elimination of redundant divisional overhead and facilities. We currently expect approximately $9 million of annualized cost savings from this plan within the next six months. The restructuring plan resulted in a one-time pretax charge to earnings of approximately $6.7 million in the second fiscal quarter ending December 31, 1998. This charge includes severance payments and other termination benefits to terminated employees, lease commitments related to closed facilities and environmental studies performed on closed leased yard locations. Approximately 110 employees were terminated, all of which served in either executive or supervisory positions. We expect to complete the plan by June 30, 1999. The major components of the restructuring charge and costs incurred to date are as follows (in thousands):

                                                           COSTS INCURRED
                                          RESTRUCTURING         AS OF           BALANCE AS OF
                                             CHARGE       DECEMBER 31, 1998   DECEMBER 31, 1998
                                          -------------   -----------------   -----------------
Severance/employee costs................     $6,231             $(834)             $5,397
Lease commitments.......................        433                --                 433
Environmental cleanup...................         35                --                  35
                                             ------             -----              ------
  Total.................................     $6,699             $(834)             $5,865
                                             ======             =====              ======

    In addition, we have completed the integration of Dawson into our business, from which we expect annualized cost savings of approximately $12 million. In connection with the Dawson acquisition, we anticipate we will incur an additional, extraordinary pretax charge of approximately $6.1 million in the third fiscal quarter ending March 31, 1999, expensing debt issuance costs and fees related to the syndication of our bridge credit facility.

    DEMAND FOR OUR SERVICES. Due to weakness of oil and gas prices, demand for our services declined throughout the second fiscal quarter ending December 31, 1998 and has continued to decline during the third fiscal quarter ending March 31, 1999. By December 31, 1998, oilfield service industry activities were at depressed levels because many oil companies either reached their 1998 capital budget targets or reduced spending in light of the current commodity price environment. If oil and gas prices remain at or above the levels encountered at the end of calendar 1998, we believe average monthly oilfield services spending by oil and gas companies in calendar 1999 will be at levels greater than at the end of calendar 1998 as companies implement their 1999 capital budgets, although much of their spending could be weighted toward the end of the calendar year. Should this scenario materialize, our results, including EBITDA and financial condition could be materially and adversely impacted in our third and fourth quarters of fiscal 1999.

    RENEGOTIATION OF FINANCIAL COVENANTS. In light of market conditions, in December 1998 we renegotiated certain financial covenants in our credit facility to levels designed to allow us to remain in compliance for the remainder of calendar 1999. However, if demand for our services does not increase and our operating performance does not improve from the levels of November and December of 1998, we may require further covenant relief or waivers from our lenders during calendar 1999 to remain in compliance with certain of our financial covenants.

    We believe if demand for our services increases, our aggressive restructuring plan and other cost saving initiatives have positioned us for strong performance. No assurance can be given, however, that we will be able to realize the anticipated cost savings from the restructuring plan or that demand for our services will return to or exceed historical levels.

                            ------------------------

    Our principal executive offices are located at Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816 and our phone number is (732) 247-4822.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:

                   FISCAL YEAR ENDED JUNE 30,                       SIX MONTHS ENDED
-----------------------------------------------------------------     DECEMBER 31,
1994                      1995       1996       1997       1998           1998
----                    --------   --------   --------   --------   ----------------
        2.65              2.57       2.62       2.52       2.61           0.60

    For these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expenses, amortization of debt issuance expenses and the portions of rentals and lease obligations representative of interest factor.

                           FORWARD-LOOKING STATEMENTS

    The statements made in this prospectus or in the documents we have incorporated by reference that are not statements of historical fact are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe," or similar terminology.

    The forward-looking statements include discussions about business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources, and statements concerning the integration into our business of the operations we have acquired. Although we believe that the expectations in such statements are reasonable, we cannot give any assurance that those expectations will be correct.

    We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

    Our operations are subject to several uncertainties, risks and other influences, many of which are outside our control and any of which could materially affect our results of operations and ultimately prove the statements we make to be inaccurate.

    Important factors that could cause actual results to differ materially from our expectations are discussed under the heading "Risk Factors" and elsewhere in this prospectus.

                                  RISK FACTORS

    YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO BUY OUR SECURITIES.

RISKS ASSOCIATED WITH OIL AND GAS INDUSTRY -- OUR BUSINESS IS DEPENDENT ON CONDITIONS IN THE OIL AND GAS INDUSTRY, ESPECIALLY THE PRODUCTION EXPENDITURES OF OIL AND GAS COMPANIES.

    The demand for our services is directly influenced by current and anticipated oil and gas prices, oil and gas production costs, and government regulation and conditions in the worldwide oil and gas industry, and particularly on the level of development, exploration and production activity of, and corresponding spending by, oil and gas companies. Most of our operations are in the United States where the demand for well servicing and related services currently is depressed in many markets because of weak oil prices, which recently were at a twelve-year low. Continued weakness in oil and gas prices may cause lower day rates and lower utilization of available well service equipment. In addition, when oil prices are weak, fewer wells are drilled, resulting in less drilling and less maintenance work for us. Periods of diminished or weakened demand may continue to occur. In light of these and other factors relating to the oil and gas industry, our historical operating results may not be indicative of future performance. In addition, reductions in oil prices can result in a reduction in the trading prices of our securities, even if the reduction in oil prices does not affect our business generally.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR CURRENT INDEBTEDNESS.

    We have a significant amount of indebtedness. The following chart shows certain important credit statistics:

                                                              DECEMBER 31, 1998
                                                              -----------------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
Total debt..................................................      $849,381

Stockholders' equity........................................       144,622

Debt to equity ratio........................................        5.87:1

    Our substantial indebtedness could:

    - increase our vulnerability to general adverse economic and industry conditions;

    - limit our ability to fund future working capital, capital expenditures and other general corporate requirements;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - place us at a competitive disadvantage compared to our competitors that have less debt; and

    - limit, along with the financial and other restrictive covenants in our credit facility, among other things, our ability to borrow additional funds. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

ADDITIONAL BORROWINGS AVAILABLE -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES STILL MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER INCREASE THE RISKS DESCRIBED ABOVE.

    We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Our credit facility currently permits additional borrowings of up to approximately $30 million. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

ABILITY TO SERVICE DEBT -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding debt, that currently anticipated cost savings and operating improvements will be realized or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility, on commercially reasonable terms or at all.

RISKS ASSOCIATED WITH INTEGRATION OF ACQUISITIONS -- WE HAVE PURSUED, AND INTEND TO CONTINUE TO PURSUE, ACQUISITIONS. OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE CANNOT EFFECTIVELY INTEGRATE ACQUIRED OPERATIONS.

    One of our business strategies has been to acquire operations and assets that are complementary to our existing businesses. In the last twelve months, our acquisitions have doubled the number of well service rigs we own. Our revenues have grown from $44.7 million in fiscal 1995 to $645.6 million on a pro forma basis in fiscal 1998, largely as a result of acquisitions. Acquiring operations and assets involves financial, operational and legal risks. These risks include the difficulty of assimilating operations, systems and personnel of the acquired businesses and maintaining uniform standards, controls, procedures and policies. Any future acquisitions would likely result in an increase in expenses. In addition, competition from other potential buyers could cause us to pay a higher price than we otherwise might have to pay and reduce our acquisition opportunities. Moreover, our past success in making acquisitions and in integrating acquired businesses does not necessarily mean we will be successful in making acquisitions and integrating businesses in the future.

OPERATING RISKS; INSURANCE -- OUR BUSINESS COULD BE ADVERSELY AFFECTED BY CERTAIN OPERATING RISKS, AND OUR INSURANCE MAY NOT BE ADEQUATE TO COVER ALL LOSSES OR LIABILITIES WE MIGHT INCUR IN OUR OPERATIONS.

    Our operations are subject to many hazards. These hazards include explosions, blow-outs, reservoir damage, loss of well control, cratering, fires and damage to the environment. In addition, we are subject to seasonal risks caused by adverse weather conditions such as rain and flooding, high winds and severe winter storms. Operations in northern regions are subject to limitations on transporting equipment during the spring thaw. These hazards and risks could cause the suspension of operations, damage to or destruction of our equipment and the property of others and injury or death to field personnel. Like most companies in our industry, we have experienced some of these incidents in our operations. The frequency and severity of these incidents affect our operating costs and our relationships with customers, employees and regulators. Any significant increase in the frequency or severity of such incidents, or the general level of compensation awards, could affect our ability to obtain insurance and could have a material adverse effect on our business. We have insurance, customary in the industry, to protect against these liabilities. However, this insurance is capped at $50 million per incident and does not provide coverage for all liabilities. Our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations. To the extent our liability for any particular loss or liability exceeds the $50 million cap, we would incur costs for the excess. Moreover, we may not be able to maintain insurance at adequate levels or at reasonable rates and particular types of coverage may not be available in the future.

COMPETITION

    We experience intense competition in our markets. Certain of our competitors have greater financial and other resources than we do.

POTENTIAL LABOR SHORTAGE -- WE HISTORICALLY HAVE EXPERIENCED A HIGH EMPLOYEE TURNOVER RATE. ANY DIFFICULTY WE EXPERIENCE REPLACING OR ADDING WORKERS COULD ADVERSELY AFFECT OUR BUSINESS.

    We historically have experienced an annual employee turnover rate of over 50%. The high turnover rate is caused by the nature of the work, which is physically demanding and performed outdoors. As a result, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. Although we currently are downsizing our workforce, we cannot assure that at times of high demand we will be able to recruit and train workers. Potential inability or lack of desire by workers to commute to our facilities and job sites and competition for workers from other industries are factors that could affect our ability to attract workers. We believe that our wage rates are competitive with the wage rates of our competitors and other potential employers. A significant increase in the wages other employers pay could result in a reduction in our workforce, increases in our wage rates, or both. Either of these events could diminish our profitability and growth potential.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS -- WE MAY BECOME LIABLE FOR PENALTIES UNDER A VARIETY OF ENVIRONMENTAL LAWS AND GOVERNMENT REGULATIONS EVEN IF WE DO NOT CAUSE ANY ENVIRONMENTAL PROBLEMS. CERTAIN CHANGES IN ENVIRONMENTAL LAWS AND GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

    Our operations are subject to foreign, federal, state and local laws and regulations relating to protection of the environment, natural resources, health and safety, waste management and transportation of waste and other materials including hydrocarbons and chemicals. Our fluid services include injection operations that pose certain risks of environmental liability. Although we monitor the injection process, the possibility exists of leakage to surface or subsurface soils or groundwater, which could result in cancellation of well operations, fines and penalties, expenditures for remediation, and liability for property damages and personal injuries. Sanctions for noncompliance with applicable environmental laws and regulations also may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. In addition, our operations may be subject to potential liability for environmental clean up at currently or previously owned or operated properties or off-site locations where we sent, disposed of, or arranged for disposal of hazardous materials. A party can be liable for environmental damage without regard to its negligence or fault. Therefore, we could incur liability based on the conduct of others, or for acts that were lawful at the time we performed them. Environmental laws have become more stringent over the years. The modification or interpretation of existing laws or regulations, the adoption of new laws or regulations or the more vigorous enforcement of environmental laws or regulations could curtail exploratory or development drilling for oil and gas and could limit well servicing opportunities.

FOREIGN INVESTMENTS -- OUR FOREIGN BUSINESS EXPOSES US TO RISKS RELATING TO INCREASED REGULATION AND POLITICAL OR ECONOMIC INSTABILITY WITHIN CERTAIN FOREIGN COUNTRIES.

    We have investments and may make additional investments in Argentina and Canada. We may make other investments outside the United States. Foreign investments are subject to risks relating to the political, social and economic structures of those countries. Risks may include fluctuations in currency valuation, expropriation, confiscatory taxation and nationalization, currency conversion restrictions, increased regulation and approval requirements and governmental policies limiting returns to foreign investors. In fiscal 1998, our foreign operations accounted for less than 10% of our revenues.

DEPENDENCE ON KEY PERSONNEL -- OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE LOSE OUR EXECUTIVE OFFICERS.

    We depend upon the performance of our executive officers. We have entered into employment agreements with these executive officers that contain non-compete provisions. Notwithstanding these agreements, we may not be able to retain our executive officers and may not be able to enforce the non-compete provisions in the employment agreements. We maintain key person life insurance on the lives of certain of our offices, including our chief executive officer. This insurance does not mean that the death or disability of one or more of them would not adversely affect our operations.

YEAR 2000 ISSUE -- THE YEAR 2000 PROBLEM MAY ADVERSELY AFFECT OUR BUSINESS IF OUR SUPPLIERS AND CUSTOMERS DO NOT ADEQUATELY ADDRESS THEIR YEAR 2000 CONCERNS.

    We currently are implementing a new integrated management information system along with updated hardware that will replace most of our current systems. The new management information system will be year 2000 compliant for our systems as well as for those of our past and future acquisitions. Implementation began in July 1998 and is scheduled to be substantially completed by

June 1999. Our new management information systems do not cover our Argentine operations, but we have established a separate system, which is year 2000 compliant, that will be implemented in late 1999.

    We have not yet developed a plan to formally communicate with our significant suppliers and customers to determine if those parties have appropriate plans to remedy year 2000 issues when their systems interface with our systems or otherwise have an impact on our operations. We do not anticipate that this will have a material impact on our operations. However, there can be no assurance that the systems of other companies on which we rely will be timely converted, or that failure to successfully convert by another company, or conversion that is incompatible with our systems, would not have an impact on our operations. We currently do not have a contingency plan to cover any unforeseen problems encountered that relate to the year 2000, but we intend to produce one before the end of the current fiscal year.

    The cost of the new management information system is not anticipated to have a material impact on our business. Although we are not aware of any material operational issues or costs associated with preparing our internal systems for the year 2000, there can be no assurance that there will not be a delay in, or increased costs associated with, the implementation of the necessary systems and changes to address the year 2000 issues.

    If we are unable to adequately address the year 2000 issue in a timely manner, the worst case scenario would be that we could suffer significant computer downtime, and billings, payments and collections would revert to manual accounting records. In addition, the inability of our principal suppliers and major customers to be year 2000 compliant could result in delays in product deliveries from those suppliers and collection of accounts receivable.

SHARES ELIGIBLE FOR FUTURE SALE -- THE MARKET PRICE OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET OR THE PERCEPTION THAT SUCH SALES COULD OCCUR.

    As of March 1, 1999, we had 18,293,180 shares of common stock outstanding. As of such date, approximately 10.3 million shares of common stock were issuable upon the exercise of outstanding options, warrants and convertible securities. The market price of the common stock could be adversely affected by sales of substantial amounts of common stock in the public market or the perception that such sales could occur.

VOLATILITY -- THE TRADING PRICE OF OUR SECURITIES COULD BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

    The trading price of our common stock has been volatile. Factors such as announcements of fluctuations in our or our competitors' operating results and market conditions for oil and gas related stocks in general could have a significant impact on the future trading prices of our securities. In particular, the trading price of the common stock of many oil and gas companies has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of such companies whose stocks were affected. In addition, the trading prices of our securities could be subject to significant fluctuations in response to variations in our prospects and operating results, which may in turn be affected by weakness in oil prices, changes in interest rates and other factors. There can be no assurance that these factors will not have an adverse effect on the trading prices of our securities.

                                USE OF PROCEEDS

    Except as otherwise described in any prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

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                              PLAN OF DISTRIBUTION

    The specific terms of the particular securities to be issued will be set forth in a prospectus supplement that will be delivered together with this prospectus. In the case of common stock, a prospectus supplement would include the number of shares to be issued. Terms set forth for the warrants would include the number and terms of the warrants and the number of shares of common stock issuable upon their exercise, including, the exercise price, the terms of the offering, sale, duration and detachability of the warrants. In the case of debt securities, the prospectus supplement would include, where applicable:

    - aggregate principal amount;

    - ranking as senior or subordinated debt securities;

    - maturity;

    - conversion terms;

    - rate or rates (or method of determination);

    - time or times for the payment of interest, if any;

    - any exchangeability;

    - any terms for optional or mandatory redemption or repurchase, or payment of additional amounts or any sinking fund provisions;

    - whether or not such debt securities are guaranteed by our subsidiaries;
      and

    - any other specific terms of such debt securities.

    In the case of preferred stock, the information that will be set forth in a prospectus supplement, will include:

    - specific designation;

    - number of shares;

    - liquidation value;

    - dividend rights;

    - liquidation and redemption rights;

    - voting rights;

    - other rights, including conversion or exchange rights, if any; and

    - any other specific terms.

    We may sell the securities through underwriters, agents or dealers or directly to purchasers. A prospectus supplement will set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us from such sales, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or

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more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the securities if any are purchased.

    During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the securities they sell for their account may be reclaimed by the syndicate if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

    We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named, and any commissions payable by us to an agent will be set forth, in a prospectus supplement relating thereto. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If dealers are used in any of the sales of securities covered by this prospectus, we will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale. The names of the dealers and the terms of the transactions will be set forth in a prospectus supplement.

    We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in a prospectus supplement.

    If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

    Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

    Any debt securities, preferred stock or warrants may, but are not expected to be, listed on any securities exchange.

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                         DESCRIPTION OF DEBT SECURITIES

    The debt securities will be:

    - our direct unsecured or secured general obligations;

    - either senior debt securities or subordinated debt securities; and

    - will be issued under one or more separate indentures.

    Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Senior debt securities and subordinated debt securities may be guaranteed by certain of our subsidiaries. The debt securities issued may be convertible into shares of our common stock.

    We have summarized selected provisions of the indentures below. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. In the summary, we have included references to section numbers of the indentures so that you can easily locate those provisions. Capitalized terms used in this summary have the meanings used in the indentures.

GENERAL

    - The Indentures do not limit the aggregate principal amount of debt securities that can be issued thereunder. (Section 301)

    - Debt securities may be issued in one or more series, each in an aggregate principal amount authorized by the Company before issuance, and may be in any currency or currency unit that we may designate. (Section 301)

    - Debt securities of a series may be issued in registered or global form. (Sections 201 and 203)

    - The Indentures do not limit the amount of other unsecured indebtedness or securities that we can issue.

    - The senior debt securities will rank equally with all of our other senior debt.

    - The subordinated debt securities will have a junior position to all of our senior debt. (Section 1301)

    We are a holding company that conducts all operations through our subsidiaries. Holders of debt securities generally will have a junior position to claims of creditors of our subsidiaries including trade creditors, debt holders, secured creditors, taxing authorities, guaranty holders and any preferred stockholders. At December 31, 1998, we did not have any outstanding preferred stock and we and our subsidiaries had $849.4 million of outstanding debt.

    A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    - the title and type of debt securities being offered;

    - the total principal amount of debt securities being offered;

    - the dates on which the principal of, and premium, if any, on the offered debt securities is payable;

    - the interest rate;

    - the date from which interest will accrue;

    - the interest payment dates;

    - any optional redemption periods;

    - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

    - whether the debt securities will be convertible into shares of common stock or exchangeable for other of our securities, and if so, the terms of conversion or exchange;

    - events causing acceleration of maturity;

    - any provisions granting special rights to holders when the specified event occurs;

    - any changes to or additional events of default or covenants;

    - any special tax implications of the debt securities; and

    - any other terms of the debt securities. (Section 301)

GUARANTEES

    - Debt securities may be guaranteed by some, but not all, of our subsidiaries.

    - The subsidiaries that will guarantee any guaranteed debt securities are identified in the senior indenture and subordinated indenture relating thereto, each of which is an exhibit to this registration statement.

    - The guarantees will be general obligations of each guarantor.

    - The guarantors will jointly and severally guarantee any of our guaranteed debt securities.

    - Not all of our subsidiaries will be required to guarantee any guaranteed debt securities. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Although not all of our subsidiaries will guarantee any guaranteed debt securities, the guarantor subsidiaries generated over 90% of our consolidated revenues in the 12-month period ended December 31, 1998.

    - The obligations of each guarantor under any subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law.

    - A subsidiary guarantor may not consolidate with or merge into another company unless the surviving company assumes all of the obligations of that guarantor subsidiary pursuant to a supplemental indenture satisfactory to the trustee, and only if immediately after giving effect to the transaction, no default or event of default would exist.

DENOMINATIONS

    The debt securities will be issued in registered form of $1,000 each or multiples thereof. (Section 302)

SUBORDINATION

    Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities generally will be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture provides that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event:

    - of any insolvency, bankruptcy or similar proceeding involving us or our property; or

    - we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due. (Sections 1301 and 1303)

    The subordinated indenture will not limit the amount of senior debt that we may incur.

    Senior debt is defined to include all notes or other unsecured evidences of indebtedness including our guarantees for money we borrowed, not expressed to be subordinate or junior in right of payment to any of our other indebtedness. (Section 101)

EVENTS OF DEFAULT

    The following are Events of Default under each Indenture:

    - failure to pay principal or any premium on any debt security when due;

    - failure to pay any interest on any debt security when due, continued for 30 days;

    - failure to deposit any mandatory sinking fund payment when due, continued for 30 days;

    - failure to perform any other covenant in the Indenture that continues for 90 days after written notice;

    - certain events of bankruptcy, insolvency or reorganization; and

    - any other Event of Default as may be specified with respect to debt securities of such series. (Section 501)

    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if the Trustee considers withholding of notice to be in the best interest of the holders. (Section 602)

ACCELERATION OF DEBT UPON AN EVENT OF DEFAULT

    If an Event of Default occurs:

    - either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities may declare the principal amount of all the debt securities of the applicable series to be due and payable immediately. (Section 502)

    - If this happens, subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of such series can void the declaration. These conditions include the requirement that we have paid or deposited with the Trustee a sum sufficient to pay all overdue principal and interest payments on the series of debt securities subject to the default. (Section 502)

    If an Event of Default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of the outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of either Trustee or any holder. (Section
502)

    Depending on the terms of our indebtedness, an Event of Default under an Indenture may cause a cross default on such other indebtedness.

DUTIES OF TRUSTEE

    Other than its duties in the case of default, the Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders unless the holders offer the Trustee reasonable indemnity. (Section 603)

    If the holders provide reasonable indemnification, the holders of a majority of principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee for any series of debt securities. (Section 512)

COVENANTS

    Under the Indentures, we will:

    - pay the principal, interest and any premium on the debt securities when due;

    - maintain a place of payment;

    - deliver a report to the Trustee at the end of each fiscal year reviewing our obligations under the Indentures; and

    - deposit sufficient funds with any payment agent on or before the due date for any principal, interest or any premium. (Sections 1001, 1002, 1003 and
      1005)

MODIFICATION OF INDENTURES

    Under each Indenture, all rights and obligations of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series effected by the modification. No modification of the principal or interest payment terms and no modification reducing the percentage required for modifications is effective against any holder without its consent. (Sections 901 and 902)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Each Indenture generally permits a consolidation or merger between us and another company. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring company will assume all of our responsibilities and liabilities under the Indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the Indentures. (Sections 801 and 802)

    We will only consolidate or merge with or into any other company or sell all or substantially all of our assets according to the terms and conditions of the Indentures. The remaining or acquiring company will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indenture. Thereafter, the successor company may exercise our rights and powers under any Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor company. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under any Indenture and under the debt securities. (Sections 801 and 802)

DISCHARGE AND DEFEASANCE

    We and the subsidiary guarantors, if any, will be discharged from our obligations under the debt securities of any series if we deposit with the Trustee enough cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration, transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Section 401)

    Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

PAYMENT AND PAYING AGENTS

    Principal, interest and premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the person in whose name the debt securities are registered on the day specified in the Indentures or any prospectus supplement. Payments in other forms will be paid at a place designated by us and specified in a prospectus supplement. (Section 307)

    Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge. (Section 1002)

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement. Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants.

                          DESCRIPTION OF CAPITAL STOCK

    As of March 1, 1999, our authorized capital stock was 100,000,000 shares, which may be issued as either shares of preferred stock or common stock. As of that date, we had 18,293,180 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

    LISTING. Our common stock is listed on the New York Stock Exchange under the symbol "KEG." Any additional common stock we issue will also be listed on the NYSE.

    DIVIDENDS. Common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or another form. However, certain of our existing debt agreements contain covenants that currently restrict us from paying dividends. Additionally, in certain cases, common stockholders may not receive dividends until we have satisfied our obligations to any preferred stockholders.

    FULLY PAID. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

    VOTING RIGHTS. Each share of our currently outstanding common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive or cumulative voting rights. We also are authorized to issue non-voting common stock under our charter.

    OTHER RIGHTS. We will notify common stockholders of any stockholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders.

    TRANSFER AGENT AND REGISTRAR. Our transfer agent and registrar is American Stock Transfer & Trust Company, New York, New York.

PREFERRED STOCK

    The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock we may offer. If we offer preferred stock, the specific designations and rights will be described in a prospectus supplement and a description will be filed with the SEC.

    Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

    The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

                            DESCRIPTION OF WARRANTS

    We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. The terms of warrants will be set forth in a prospectus supplement which will describe, among other things, the designation of the warrants, the securities into which the warrants are exercisable, the exercise price, the aggregate number of warrants to be issued, the principal amount of securities purchasable upon exercise of each warrant, the price or prices at which each warrant will be issued, the procedures for exercising the warrants, the date upon which the exercise of warrants will commence, and the expiration date, and any other material terms of the warrants.

                                 LEGAL MATTERS

    Certain legal matters relating to the validity of the common stock, preferred stock, debt securities and warrants will be passed upon by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

    The consolidated financial statements of the Company and subsidiaries as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Dawson Production Services, Inc. and subsidiaries as of March 31, 1998 and 1997, and for each of the years in the three-year period ended March 31, 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  $100,000,000

                                     [LOGO]

                           KEY ENERGY SERVICES, INC.

                              8 3/8% SENIOR NOTES
                                    DUE 2008
                                ---------------

                             PROSPECTUS SUPPLEMENT
                               February 22, 2002

                                   PROSPECTUS
                                 April 16, 1999
                             ---------------------

                                LEHMAN BROTHERS
                            BEAR, STEARNS & CO. INC.
                            FIRST ALBANY CORPORATION